Exhibit 99.1
Graham Corporation 20 Florence Avenue Batavia, NY 14020
IMMEDIATE RELEASE
Graham Corporation Reports 42% Increase in First Quarter 2006 Sales
•	Net income increases $1.45 million compared with 2005 first quarter
•	Orders increase 51% and backlog grows by 65%
BATAVIA, NY, July 27, 2005 – Graham Corporation (AMEX: GHM), a global designer, manufacturer, and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers for the oil refining, petrochemical and power generation industries, today reported results for its first quarter ended June 30, 2005. Sales for the first quarter of $11.7 million were up $3.4 million, or 42%, compared with the first quarter of fiscal year 2005. Income from continuing operations was $703 thousand in the quarter, compared with a loss of $749 thousand in the same period last fiscal year, while diluted earnings per share from continuing operations for the quarter grew to $0.39 from a loss of $0.45 per share in the prior year’s period. The first quarter of fiscal 2005 included a loss from discontinued operations of $228 thousand.
Gross margin for the first quarter was 28%, up from 9.4% in the first quarter of the previous fiscal year. Increases in gross margin reflect the continued trend of higher operating leverage on strengthened sales volume, improved product mix, and increased product prices resulting in greater contribution margins across most product lines.
William C. Johnson, President and CEO of Graham Corporation commented, “Our first quarter sales reflect the overall continued improvement in global opportunities. As capital spending to expand capacity continues to increase in the oil refinery, petrochemical and power markets, demand for our condensers and ejector systems continues to rise in these sectors, particularly in China and the Middle East. Demand for our products is being further driven by investments in oil refinery equipment upgrades to allow for the processing of lower cost, heavy sulfur crude, as well as by more demanding environmental regulations. We anticipate that our margins will continue to improve in relation to growth in our sales volume. Historically, we have achieved gross margins as high as the low 30% range.”
Selling, general and administrative expenses declined to 19% of sales in the first quarter compared with 24% in the corresponding period of fiscal year 2005 due to increased revenue and expense control. Operating margin from continuing operations for the first quarter was 9%, an improvement from negative 14% in the first quarter of the previous fiscal year.
Net cash generated by operating activities was $5.8 million for the three months ended June 30, 2005, compared with net cash from continuing operations of $276 thousand during the same period last year. Higher profits and a reduction in working capital contributed to this increase. All short-term and long-term debt, excluding capital leases, was retired as of June 30, 2005.
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Graham Corporation Reports 42% Increase in First Quarter Sales
July 27, 2005
Capital expenditures for the quarter were $81 thousand compared with $27 thousand in the first quarter last year.
Outlook
Orders received in the first quarter of fiscal 2006 were $20.4 million compared with $13.5 million in the first quarter of 2005, a 51% increase. Improved demand for condensers in the first quarter resulted in orders increasing 36% over the same period last fiscal year, while ejector systems saw an increase of 126%. Export orders increased 67% when compared with the same quarter last year, while domestic orders were up 28%.
As of June 30, 2005, backlog was $31.1 million compared with $18.8 million at June 30, 2004, a 65% increase. Approximately 36% of the backlog can be attributed to equipment for refinery work, 38% to petrochemical projects, 18% to power generation projects and 8% to a variety of other industrial applications.
Mr. Johnson added, “Given the current backlog, level of inquiries and delivery schedule, combined with anticipated demand for our smaller heat exchangers, we believe revenue for fiscal year 2006 will be in the range of $55 to $60 million.
“We also believe we have the potential to strengthen margins, and we are taking steps to drive efficiencies in our internal operating environment, such as automating the design and quote processes. We are also expanding our worldwide marketing and sales presence. One of our goals is to maximize the benefits from this current “up cycle” while preparing ourselves for future swings in demand. Our strategic objective is to grow the business by expanding our global sales presence, capitalizing on our brand strength to better penetrate other industries and by making selective acquisitions.”
Webcast and Conference Call
Graham’s senior management team will host a conference call and webcast on July 28, 2005 at 3:00 p.m. eastern time to discuss Graham’s first quarter performance. The webcast can be accessed at www.graham-mfg.com. Participants should go to the website approximately 10 to 15 minutes prior to the scheduled conference in order to register and download any necessary audio software. The teleconference can be accessed by calling (877) 407-9039 approximately 5 to 10 minutes prior to the call.
A replay of the call will be available through August 4, 2005 at 11:59 p.m. eastern time at (877) 660-6853, by entering account number 3055 and conference ID number 160872. An archive of the webcast and a transcript of the teleconference will also be available at www.graham-mfg.com.
Also on July 28, 2005, at approximately 11:00 a.m. eastern time, the management presentation portion of the 2005 annual stockholders’ meeting will be webcast immediately following the business segment of the meeting. During the management presentation, Bill Johnson, President

Graham Corporation Reports 42% Increase in First Quarter Sales
July 27, 2005
and CEO, will review Graham’s fiscal year 2005 and first quarter 2006 financial results, business performance and growth strategy. The webcast will also be accessible on Graham’s website at http://www.graham-mfg.com. The webcast can be accessed at www.graham-mfg.com. Participants should go to the website approximately 10 to 15 minutes prior to the scheduled conference in order to register and download and necessary audio software.
ABOUT GRAHAM CORPORATION
With world-renowned engineering expertise in vacuum and heat transfer technology, Graham Corporation is a global designer, manufacturer and supplier of ejectors, pumps, condensers, vacuum systems and heat exchangers. Over the past 70 years, Graham Corporation has built a reputation for top quality, reliable products and high-standards of customer service. Sold either as components or complete system solutions, the principle markets for Graham’s equipment are the petrochemical, oil refining and electric power generation industries, including cogeneration and geothermal plants. Graham equipment can be found in diverse applications, such as metal refining, pulp and paper processing, ship-building, water heating, refrigeration, desalination, food processing, drugs, heating, ventilating and air conditioning.
Graham Corporation’s reach spans the globe. Its equipment is installed in facilities from North and South America to Europe, Asia, Africa and the Middle East. More information regarding Graham can be found at its website:
www.graham-mfg.com
Safe Harbor Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and assumptions and are identified by words such as “expects,” “estimates,” “projects,” “anticipates,” “believes,” “could,” and other similar words. All statements addressing operating performance, events, or developments that the Company expects or anticipates will occur in the future, including statements relating to the Company’s anticipated revenues, foreign sales operations, its strategy to build its global sales representative channel, the effectiveness of automation in expanding its engineering capacity, its ability to improve cost competitiveness, customer preferences and changes in market conditions in the industries in which the Company operates are forward-looking statements. Because they are forward-looking, they should be evaluated in light of important risk factors and uncertainties. These risk factors and uncertainties are more fully described in Graham’s Annual and Quarterly Reports filed with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should any of the Company’s underlying assumptions prove incorrect, actual results may vary materially from those currently anticipated. In addition, undue reliance should not be placed on the Company’s forward-looking statements. Except as required by law, the Company disclaims any obligation to update or publicly announce any revisions to any of the forward-looking statements contained in this press release.
For more information contact:
J. Ronald Hansen, Vice President — Finance and Administration, and CFO
Phone: (585) 343-2216 Email: rhansen@graham-mfg.com
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Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 843-3908 Email: dpawlowski@keiadvisors.com
TABLES FOLLOW.

Graham Corporation Reports 42% Increase in First Quarter Sales
July 27, 2005
Graham Corporation First Quarter 2006
Consolidated Statements of Operations and Retained Earnings
(Dollar amounts in thousands except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2005	2004
Net sales	$11,749	$8,281

Cost and expenses:
Cost of products sold	8,411	7,500
Selling, general and administrative	2,253	1,961
Interest expense	5	5

Total costs and expenses	10,669	9,466

Income (loss) from continuing operations before income taxes	1,080	(1,185)
Provision (benefit) for income taxes	377	(436)

Income (loss) from continuing operations	703	(749)
Loss from discontinued operations (net of income tax benefit of $101)	—	(228)

Net income (loss)	703	(977)
Retained earnings at beginning of period	14,082	17,322
Dividends	(86)	(83)

Retained earnings at end of period	$14,699	$16,262

Per Share Data:
Basic:
Income (loss) from continuing operations	$.41	$(.45)

Loss from discontinued operations	$—	$(.14)

Net income (loss)	$.41	$(.58)

Diluted:
Income (loss) from continuing operations	$.39	$(.45)

Loss from discontinued operations	$—	$(.14)

Net income (loss)	$.39	$(.58)

Weighted average diluted shares outstanding:	1,796	1,675

Graham Corporation Reports 42% Increase in First Quarter Sales
July 27, 2005
Graham Corporation First Quarter 2006
Consolidated Balance Sheets
(Dollar amounts in thousands except per share data)
(Unaudited)

	June 30,	March 31,
	2005	2005
Assets
Current assets:
Cash and cash equivalents	$1,421	$724
Investments	5,472	1,993
Trade accounts receivable, net of allowances ($39 and $28 at June 30 and March 31, 2005, respectively)	6,439	10,026
Unbilled revenue	2,901	3,620
Inventories, net	4,423	4,823
Domestic and foreign income taxes receivable	47	45
Deferred income tax asset	696	719
Prepaid expenses and other current assets	348	139

Total current assets	21,747	22,089
Property, plant and equipment, net	7,568	7,649
Deferred income tax asset	3,399	3,747
Other assets	44	44

Total assets	$32,758	$33,529

Liabilities and Stockholders’ Equity Current liabilities:
Short-term debt	—	1,872
Current portion of long-term debt	49	48
Accounts payable	3,759	3,374
Accrued compensation	2,932	2,802
Accrued expenses and other liabilities	1,435	1,494
Customer deposits	876	1,295

Total current liabilities	9,051	10,885
Long-term debt	63	44
Accrued compensation	229	213
Other long-term liabilities	316	364
Accrued pension liability	3,217	3,141
Accrued postretirement benefits	2,274	2,304

Total liabilities	15,150	16,951

Stockholders’ equity:
Preferred stock, $1 par value - Authorized, 500,000 shares Common stock, $.10 par value - Authorized, 6,000,000 shares Issued, 1,840,055 and 1,796,740 shares at June 30 and March 31, 2005, respectively	184	180
Capital in excess of par value	5,958	5,553
Retained earnings	14,699	14,082
Accumulated other comprehensive loss Minimum pension liability adjustment	(1,698)	(1,698)
Cumulative foreign currency translation adjustment	(1)	—

Less:	19,142	18,117
Treasury stock (99,123 shares at June 30 and March 31, 2005)	(1,385)	(1,385)
Notes receivable from officers and directors	(149)	(154)

Total stockholders’ equity	17,608	16,578

Total liabilities and stockholders’ equity	$32,758	$33,529

Graham Corporation Reports 42% Increase in First Quarter Sales
July 27, 2005
Graham Corporation First Quarter 2006
Consolidated Statements of Cash Flows
(Dollar amounts in thousands except per share data)
(Unaudited)

	Three Months Ended
	June 30,
	2005	2004
Operating activities:
Income (loss) from continuing operations	$703	$(749)

Adjustments to reconcile income (loss) from continuing operations to net cash provided by operating activities of continuing operations:
Depreciation and amortization	195	195
Discount accretion on investments	(20)	(10)
Gain on disposal of property, plant and equipment	(3)	—
Deferred income taxes	371	(436)
(Increase) decrease in operating assets:
Accounts receivable	3,587	2,483
Unbilled revenue	719	—
Inventories	400	(49)
Domestic and foreign income taxes receivable/payable	(1)	(3)
Prepaid expenses and other current and non-current assets	(212)	(189)
Increase (decrease) in operating liabilities:
Accounts payable	385	(811)
Accrued compensation, accrued expenses and other current and non-current liabilities	21	(258)
Customer deposits	(419)	229
Long-term portion of accrued compensation, accrued pension liability and accrued postretirement benefits	62	(126)

Total adjustments	5,085	1,025

Net cash provided by continuing operations	5,788	276
Net cash provided by discontinued operations	—	33

Net cash provided by operating activities	5,788	309

Investing activities:
Purchase of property, plant and equipment	(81)	(27)
Collection of notes receivable from officers and directors	4	8
Purchase of investments	(5,459)	(2,692)
Redemption of investments at maturity	2,000	3,503

Net cash (used) provided by investing activities of continuing operations	(3,536)	792
Net cash used by investing activities of discontinued operations	—	(38)

Net cash (used) provided by investing activities	(3,536)	754

Financing activities:
Decrease in short-term debt, net	(1,872)	—
Principal repayments on long-term debt	(8)	(10)
Issuance of common stock	410	—
Dividends paid	(84)	(83)

Net cash used by financing activities of continuing operations	(1,554)	(93)
Net cash used by financing activities of discontinued operations	—	(327)

Net cash used by financing activities	(1,554)	(420)

Effect of exchange rate on cash	(1)	—

Net increase in cash and equivalents	697	643
Cash and cash equivalents at beginning of period	724	467

Cash and cash equivalents at end of period	$1,421	$1,110

Graham Corporation Reports 42% Increase in First Quarter Sales
July 27, 2005
Graham Corporation
Additional Information
(from continuing operations)
Order and Backlog Trend
(Dollar amounts in thousands)

	Q1 05	Q2 05	Q3 05	Q4 05	FY 2005	Q1 06
	6/30/04	9/30/04	12/31/04	3/31/05	3/31/05	6/30/05
Orders	$13,487	$9,084	$13,953	$13,333	$49,857	$20,425
Backlog	$18,776	$18,894	$22,145	$22,376	$22,376	$31,145
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